EXHIBIT 12


                            GENERAL ELECTRIC COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                          Nine Months ended
(DOLLARS IN MILLIONS)                                     September 30, 2003                Years ended December 31
                                                          ------------------    --------------------------------------------
                                                                                1998      1999      2000      2001      2002
                                                                                ----      ----      ----      ----      ----
GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES

Earnings (a)                                                   $14,598         $13,742   $15,942   $18,873   $20,049   $19,217
Plus:          Interest and other financial charges
               included in expense                               7,876           9,821    10,174    11,903    11,212    10,321
               One-third of rental expense (b)                     420             486       558       608       566       584
                                                               -------         -------   -------   -------   -------   -------

Adjusted "earnings"                                            $22,894         $24,049   $26,674   $31,384   $31,827   $30,122
                                                               =======         =======   =======   =======   =======   =======

Fixed Charges:
               Interest and other financial charges            $ 7,876         $ 9,821   $10,174   $11,903   $11,212   $10,321
               Interest capitalized                                 38             126       123       124        98        53
               One-third of rental expense (b)                     420             486       558       608       566       584
                                                               -------         -------   -------   -------   -------   -------

Total fixed charges                                            $ 8,334         $10,433   $10,855   $12,635   $11,876   $10,958
                                                               =======         =======   =======   =======   =======   =======

Ratio of earnings to fixed charges                                2.75            2.31      2.46      2.48      2.68      2.75
                                                               =======         =======   =======   =======   =======   =======


(a) Earnings before income taxes, minority interest and cumulative effect of changes in accounting principle.

(b)  Considered to be representative of interest factor in rental expense.